Exhibit 99.1

Investor contacts:

Lisa Laukkanen

The Blueshirt Group for InterVideo

415-217-4967

lisa@blueshirtgroup.com

InterVideo Reports Strong Fourth Quarter and Fiscal Year 2004 Results

Company Posts Record Revenue for the Fourth Quarter

Fremont, Calif., February 17, 2005 — InterVideo, Inc. (Nasdaq: IVII), a leading provider of DVD software, today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

For the fourth quarter of 2004, InterVideo reported revenue of $20.4 million, an increase of 26% over $16.2 million reported in the fourth quarter of 2003, and an increase of 10% over $18.5 million reported in the third quarter of 2004. Net income for the fourth quarter of 2004 was $3.8 million, or $0.25 per diluted share, as compared to net income of $2.3 million, or $0.15 per diluted share, reported in the fourth quarter of 2003, and net income of $1.3 million, or $0.09 per diluted share, reported in the third quarter of 2004. Net income for the fourth quarter of 2004 included a benefit of $780,000, or $0.05 per diluted share from a deferred tax asset. For the fourth quarter of 2004, the effective tax rate was 10% compared to 21% in the fourth quarter of 2003 and 49% in the third quarter of 2004.

Revenue from products other than Win DVD, including WinDVD Creator, WinDVD Cinema, and InstantON was 33% of total revenue in the fourth quarter of 2004, as compared to 19% of total revenue in the fourth quarter of 2003 and 34% of total revenue in the third quarter of 2004. Revenue from WinDVD represented 67% of total revenue in the fourth quarter of 2004, as compared to 81% of total revenue in the fourth quarter of 2003 and 66% of total revenue in the third quarter of 2004.

Gross margins for the fourth quarter of 2004 increased to 56% from 55% in the prior quarter. The company closed the quarter with $74.6 million in cash, cash equivalents and short-term investments.

For the fiscal year ended December 31, 2004, revenue was $74.5 million, an increase of 30% over $57.1 million reported during the prior year. Net income for 2004 was $8.8 million, or $0.58 per diluted share based on 15.3 million diluted shares, as compared to net income of $7.8 million, or $0.57 per diluted share based on 13.7 million diluted shares, for the same period in 2003.

“Record revenue for the fourth quarter capped a year of significant achievement for InterVideo,” commented President and CEO, Steve Ro. “During the year we continued to expand our product offerings and demonstrated our technology leadership with strong market acceptance of new products such as InstantON. While sales of our core product WinDVD remained solid, sales of our other products, including WinDVD Creator and WinDVD Cinema, experienced strong increases for the year and a significant increase as a portion of total revenue for the year.

“As we move into 2005, we are encouraged by the interest level we are experiencing in our technology and are excited about the opportunities to broaden our relationships with our OEM partners. We look to continue our success in driving new product innovations for the convergence of the consumer electronic and PC markets,” concluded Mr. Ro.

Business Outlook

The following statements are based on current expectations and information available to us as of February 17, 2005; we do not undertake a duty to update them. Our ability to project future results is inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

InterVideo estimates its revenue for the first quarter of 2005 to be in the range of $19.5 to $20.5 million and earnings per share in the range of $0.11-$0.13, assuming an estimated tax rate of 40%. For the full year of 2005, InterVideo estimates its revenue to be in the range of $85 to $95 million and earnings per share in the range of $0.59-$0.65.

Conference Call Details

The InterVideo Fourth Quarter and Fiscal Year 2004 teleconference and webcast is scheduled to begin at 4:30 p.m. Eastern Time, on Thursday, February 17, 2005. To access the live Webcast, please visit http://www.investor.intervideo.com or the main page of the investor relations section of InterVideo’s website at least 30 minutes prior to the scheduled time to download any necessary audio or plug-in software. This press release and the Webcast will also be posted to the website at that location. A replay of the call will be available to investors through February 24, 2005, by dialing (800) 405-2236 and entering the passcode 11021954. Callers outside the US and Canada may access the replay by dialing (303) 590-3000 and entering the passcode 11021954.

About InterVideo, Inc.

InterVideo is a leading provider of DVD software. InterVideo has developed a technology platform from which it has created a broad suite of integrated multimedia software products that allow users to capture, edit, author, burn, distribute, and play digital video. InterVideo’s software is bundled with products sold by the majority of the leading PC OEMs. The company is headquartered in Fremont, CA with regional offices in Europe, Taiwan, China and Japan. For more information, contact InterVideo at 510/651-0888 or visit the company’s Web site at www.intervideo.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our estimated revenues and earnings per share for the first quarter and full year of 2005, our estimated tax rates for the first quarter of 2005, the anticipated strength of our business and opportunities with OEM partners, and any success in driving new product innovations. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our relationship with our retail and OEM customers and other risks and uncertainties. Please consult the various reports and documents filed by InterVideo with the U.S. Securities and Exchange Commission, including but not limited to InterVideo’s annual report on Form 10-K and quarterly reports on Form 10-Q for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and InterVideo disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the fourth quarter and fiscal year ended December 31, 2004 are not necessarily indicative of InterVideo’s operating results for any future periods.

InterVideo is a registered trademark of InterVideo, Inc. All other trademarks are the property of their respective holders.

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TABLES TO FOLLOW

INTERVIDEO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended December 31		Year ended December 31
	2004	2003	2004	2003
Revenue	$20,425	$16,248	$74,460	$57,078

Cost of revenue	8,930	7,588	32,878	23,849

Gross Profit	11,495	8,660	41,582	33,229

Operating Expenses:
Research and development	2,726	2,098	10,002	7,626
Sales and marketing	2,458	2,283	10,229	8,908
General and administrative	2,344	1,487	9,108	4,357
Stock-based compensation	45	172	271	912

Total operating expenses	7,573	6,040	29,610	21,803

Income from operations	3,922	2,620	11,972	11,426

Other income, net	265	249	910	563

Income before income taxes	4,187	2,869	12,882	11,989

Provision for income taxes	404	612	4,056	4,196

Net income	$3,783	$2,257	$8,826	$7,793

Net income per share:
Basic	$0.28	$0.18	$0.66	$1.07
Diluted	$0.25	$0.15	$0.58	$0.57

Number of shares used in net income per share calculation:
Basic	13,570	12,848	13,409	7,273
Diluted	15,307	15,419	15,337	13,723

INTERVIDEO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of December 31
	2004	2003
Current Assets:
Cash and cash equivalents	$27,410	$46,875
Short term investments	47,177	22,862
Accounts receivable (net of $215 and $254 allowance, respectively)	5,660	5,515
Deferred tax assets	256	1,543
Prepayments and other current assets	2,136	1,976
Inventory	444	492

Total current assets	83,083	79,263

Property and equipment, net	2,606	2,241
Goodwill	1,018	1,018
Other purchased intangible assets	83	283
Deferred tax assets	5,446	4,685
Other assets	9,539	429

Total assets	$101,775	$87,919

Current liabilities:
Accounts payable	$1,098	$1,039
Accrued liabilities	13,129	9,503
Income tax payable	333	1,539
Deferred revenue	4,002	3,422

Total current liabilities	18,562	15,503

Stockholders’ equity:
Common stock, $0.001 par value, 150,000 shares authorized, 13,661 and 12,970 shares issued and outstanding, respectively	14	13
Additional paid-in capital	76,498	76,283
Notes receivable from stockholders	(830)	(905)
Deferred stock compensation	(95)	(531)
Accumulated other comprehensive income (loss)	1,121	(123)
Retained earnings (accumulated deficit)	6,505	(2,321)

Total stockholders’ equity	83,213	72,416

Total liabilities and stockholders’ equity	$101,775	$87,919